EXHIBIT 4.4

HANOVER COMPRESSOR COMPANY,

as Issuer

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Trustee

Second Supplemental Indenture

Dated as of December 15, 2003

to

Senior Indenture

Dated as of December 15, 2003

4.75% Convertible Senior Notes due 2014

SECTION 1002. Adjustment of Conversion Rate.	24

SECTION 1003. Notice of Adjustment of the Conversion Rate.	29

SECTION 1004. Listing of Common Stock; Par Value of Stock.	29

SECTION 1005. Company Determination Final.	30

ARTICLE ELEVEN. LEGAL DEFEASANCE AND COVENANT DEFEASANCE	30

SECTION 1101. Company’s Option to Effect Legal Defeasance or Covenant Defeasance.	30

SECTION 1102. Legal Defeasance and Discharge.	30

SECTION 1103. Covenant Defeasance.	31

SECTION 1104. Conditions to Legal Defeasance or Covenant Defeasance.	31

SECTION 1105. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.	33

SECTION 1106. Reinstatement.	33

Exhibit A—Form of Securities

SECOND SUPPLEMENTAL INDENTURE, dated as of December 15, 2003 (this “Supplemental Indenture”), between Hanover Compressor Company, a Delaware corporation (the “Company”), having its principal office at 12001 North Houston Rosslyn, Houston, Texas 77086, and Wachovia Bank, National Association, a national banking association, as trustee (the “Trustee”), having its Corporate Trust Office at 5847 San Felipe, Suite 1050, Houston, Texas 77057.

RECITALS

WHEREAS, the Company deems it necessary to issue from time to time for its lawful purposes unsecured debt securities evidencing its indebtedness, including the 4.75% Convertible Senior Notes due 2014 issued hereunder (the “Securities”), and has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company has heretofore entered into a Senior Indenture, dated as of December 15, 2003, among the Company, the Subsidiary Guarantors party thereto and the Trustee (the “Original Indenture,” as may be amended and supplemented in respect of provisions relating to the Securities, and as further supplemented by this Supplemental Indenture, the “Indenture”);

WHEREAS, the Original Indenture provides for the issuance from time to time of a new series of securities, unlimited as to principal amount, to bear such rates of interest, to mature at such times and to have such other provisions as shall be fixed in accordance with the provisions of the Original Indenture, and the form and terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company hereby proposes to create under the Indenture a series of securities;

WHEREAS, additional securities of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Original Indenture as at the time supplemented and modified;

WHEREAS, the Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, and a valid amendment and supplement to the Original Indenture, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101. Definitions.

For all purposes of this Supplemental Indenture and any Securities issued under the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) capitalized terms used herein without definition shall have the meanings specified in the Original Indenture;

(b) each reference to “Indenture” in this Supplemental Indenture shall mean the provisions of the Original Indenture and future amendments and supplements to the Original Indenture, including this Supplemental Indenture, applicable to the Securities and exclusive of amendments and supplements that relate to future issuances of the series of securities issued at a later date under the Original Indenture and, for the avoidance of doubt, the First Supplemental Indenture, dated as of December 15, 2003, among the Company, Hanover Compression Limited Partnership and the Trustee shall have no force and effect for the Securities;

(c) all references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture and, where so specified, to the Articles and Sections of the Original Indenture as supplemented, amended or modified by this Supplemental Indenture;

(d) all references in the Original Indenture to Articles and Sections in the Original Indenture shall for purposes of the Securities be deemed references to the Articles and Sections of the Original Indenture as supplemented, amended or modified by this Supplemental Indenture, including a deemed reference to a different Section number in this Supplemental Indenture that supplements, amends or modifies a Section in the Original Indenture;

(e) the terms defined in this Article have the meanings assigned to them in this Article which shall supersede any such definitions of the same terms in the Original Indenture, and words in the singular include the plural as well as the singular, and words in the plural include the singular as well as the plural;

(f) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein, and the terms “cash transaction” and “self-liquidating paper”, as used in Trust Indenture Act Section 311, shall have the meanings assigned to them in the rules of the Commission adopted under the Trust Indenture Act;

(g) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as defined herein);

(h) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(i) the word “or” is not exclusive; and

(j) provisions of the Indenture apply to successive events and transactions.

“Aggregate Tender Distribution Amount” has the meaning specified in Section 1002(5).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, warrants, rights, options or other equivalents (however designated) of capital stock or any other equity interests of such Person, including each class of common stock and preferred stock.

“Change in Control” has the meaning specified in Section 905(b).

“Common Stock” means the common stock, par value $.001 per share, of the Company authorized at the date of this instrument as originally executed. Subject to the provisions of Section 1705 of the Original Indenture, shares issuable on conversion of Securities shall include only shares of such common stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable upon conversion of Securities shall include shares of all such classes, and the shares of each class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means the Person named as the “Company” in the first paragraph of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Conversion Agent” means any Person authorized by the Company to convert Securities in accordance with Article Ten.

“Conversion Price” means $1,000 divided by the Conversion Rate.

“Conversion Rate” means, initially, 66.6667 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment pursuant to Section 1002.

“Current Market Price” means the average of the daily Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Days ending on the earlier of the date of determination and the day before the ex-dividend date with respect to the transaction requiring such determination.

“default” means, when used with respect to the Securities, any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Dollars” and “$” means lawful money of the United States of America.

“Event of Default” has the meaning specified in Section 401.

“Expiration Time” has the meaning specified in Section 1002(5).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Issue Date” means the first date on which the Securities are originally issued, which date is December 15, 2003.

“Last Reported Sale Price” of Capital Stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Capital Stock is traded (which, in the case of the Common Stock, as of the date hereof, is the New York Stock Exchange under the symbol “HC”) or, if the Capital Stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market; provided, however, the Capital Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the Last Reported Sale Price shall be the last quoted bid price per share for the Capital Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization; provided, further, the Capital Stock is not so quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices per share for the Capital Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Officer” means the Chief Executive Officer, the President, any Vice President, the Controller, the Secretary or the Treasurer of the Company, as applicable.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, of the Company or a Subsidiary Guarantor, as the case may be, and delivered to the Trustee. The officer signing the Company’s Officer’s Certificate given pursuant to Section 703(a) shall be the principal executive, financial or accounting officer of the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Regular Record Date” means, with respect to any Interest Payment Date, the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Repurchase Date” means, when used with respect to any Security to be repurchased at the option of the Holder, the date fixed for such repurchase by or pursuant to the Indenture.

“Repurchase Price” means, when used with respect to any Security to be repurchased at the option of the Holder, the price at which it is to be repurchased pursuant to the Indenture.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Securities” has the meaning stated in the first recital of this Supplemental Indenture and more particularly means any Securities authenticated and delivered under the Indenture.

“Spin-off Market Price” means, with respect to any Capital Stock (including, without limitation, the Common Stock), the average Last Reported Sale Price of such Capital Stock (where such Last Reported Sale Price is available) for each of the ten Trading Days commencing on and including the fifth Trading Day after the date on which the ex-dividend trading commences for such distribution on the principal U.S. national or regional exchange or other market on which such Capital Stock are then listed or quoted.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Supplemental Indenture” means this Second Supplemental Indenture, dated as of December 15, 2003, between the Company and the Trustee.

“Trading Day” means (i) if the Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, (ii) if the Common Stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of security prices, days on which trades may be effected through such system, or (iii) if the Common Stock is not listed on a national or regional securities exchange or quoted on the National Nasdaq Market or any other system of automated dissemination of quotations of security prices, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof or otherwise subject to prepayment, and shall also include a depository receipt issued by a New York Clearing House bank or trust company as custodian with respect to any such U.S. Government Obligation, or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt or from any amount held by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

SECTION 102. Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 103. Successors and Assigns.

All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 104. Separability Clause.

In case any provision in this Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 105. Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or in the Securities, express or implied, shall give to any Person any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 106. Governing Law.

THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 107. No Personal Liability of Directors, Officers, Employees, Stockholders or Incorporators.

No director, officer, employee, incorporator, limited partner, member or stockholders, as such, of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Securities.

SECTION 108. Priority of Supplemental Indenture.

In the event any conflict arises between the terms of the Original Indenture and the terms of this Supplemental Indenture, the terms of this Supplemental Indenture shall be controlling and supersede such conflicting terms of the Original Indenture. Unless otherwise specifically modified or amended hereby, the terms of the Original Indenture shall remain in full force and effect with respect to the Securities.

SECTION 109. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

ARTICLE TWO.

SECURITY FORMS

SECTION 201. Forms Generally.

The Securities shall be in substantially the forms set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable laws or the rules of any securities exchange or Depositary or as may, consistently with the Indenture, be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security. Each Security shall be dated the date of its authentication.

The Securities will be issued on the date of this Supplemental Indenture in the form of one or more permanent global Securities substantially in the form set forth in Exhibit A hereto (each, a “Global Security”) deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Global Securities may be represented by more than one certificate, if so required by the Depositary’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

The definitive Securities shall be printed, lithographed or engraved on steel-engraved borders or may be produced in any other manner, all as determined by the officers of the Company executing such Securities, as evidenced by their execution of such Securities.

SECTION 202. Global Security Legend.

The Global Securities shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER REPRESENTATIVE OF DTC AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO

CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

SECTION 203. Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION.

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory

ARTICLE THREE.

THE SECURITIES

SECTION 301. Title and Terms.

The aggregate principal amount of Securities which may be authenticated and delivered under this Supplemental Indenture shall be limited to $143,750,000 aggregate principal amount.

The Securities shall be known and designated as the “4.75% Convertible Senior Notes due 2014” of the Company. The Stated Maturity of the Securities shall be January 15, 2014, and they shall bear interest at the rate of 4.75% per annum from December 15, 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually in cash and in arrears to the Person in whose name the Security (or any Predecessor Security) is registered at the close of business on the January 1 and July 1 immediately preceding the Interest Payment Date on January 15 and July 15 of each year, commencing on July 15, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, until the principal thereof is paid or duly provided for. Interest on any overdue principal, interest (to the extent lawful), if any, shall be payable on demand.

The principal of and interest on the Securities shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose, all as provided in Section 1002 of the Original Indenture; provided, however, that, at the option of the Company, interest may be paid on Securities in definitive form by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Security Register. Upon written application by the Holder of Securities aggregating more than $2.0 million in principal amount to the Paying Agent not later than the relevant Regular Record Date, the Company will pay interest on such Securities by transfer of immediately available funds to a Dollar account maintained by such Holder with a bank in the United States.

Holders shall have the right to require the Company to purchase their Securities, in whole or in part, in the event of a Change in Control pursuant to Article Nine.

The Securities shall be redeemable as provided in Article Eight and in the Securities.

SECTION 302. CUSIP Numbers.

The Company in issuing Securities may use “CUSIP” numbers (if then generally in use) in addition to serial numbers; if so, the Trustee shall use such “CUSIP” numbers in addition to serial numbers in notices of redemption and repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP numbers, either as printed on the Securities or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Securities, and any such redemption or repurchase shall not be affected by any defect in or omission of such CUSIP numbers. The Company will promptly notify the Trustee of any change in the CUSIP numbers.

ARTICLE FOUR.

REMEDIES

SECTION 401. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) default in any payment of interest on any Security when the same becomes due and such default continues for a period of 30 days;

(ii) default in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(iii) the Company fails

(A) to give any notice required by Section 902;

(B) to make any Change of Control Payment required by Section 904; or

(C) to comply with Section 501;

(iv) the Company fails to observe or perform any of its other covenants, warranties or agreements in the Securities or the Indenture (other than a covenant, agreement or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and such failure continues for 60 days after the notice specified below;

(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than indebtedness owed to the Company or a Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(A) is caused by a failure to pay principal of, or interest, if any, on such indebtedness prior to the expiration of any grace period provided in such indebtedness; or

(B) results in the acceleration of such indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(vi) the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B) appoints a custodian of the Company, any Significant Subsidiary or any such group or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company, any Significant Subsidiary or any such group;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 90 days; or

(viii) any judgment or decree for the payment of money in excess of $20 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is rendered against the Company or any Significant Subsidiary that is not discharged, or bonded or insured by a third Person and either (A) an enforcement proceeding has been commenced upon such judgment or decree or (B) such judgment or decree remains outstanding for a period of 60 days following the entry of such judgment or decree and is not discharged, waived or stayed.

A default under clause (iv) above shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default”.

This Section 401 shall be applicable with respect to the Securities in lieu of Section 501 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 402. Acceleration of Maturity.

If an Event of Default (other than by reason of an Event of Default specified in Section 401(vi) or 401(vii)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the Outstanding Securities, by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders by written notice to the Company shall, declare the principal and accrued and unpaid interest on all such then Outstanding Securities to be due and payable immediately. In the event of a declaration of acceleration of the Securities because an Event of Default described in clause (v) under Section 401 has occurred and is continuing, the declaration of acceleration of the Securities shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by the Company or Subsidiary or waived by the holders of the relevant indebtedness within 20 days after the declaration of acceleration with respect thereto and if (x) the annulment of the acceleration of the Securities would not conflict with any judgment or decree of a court of competent jurisdiction and (y) all existing Events of Default, except nonpayment of principal or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured or waived. Notwithstanding the foregoing, in the case of an Event of Default specified in Section 401(vi) or 401(vii) occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

This Section 402 shall be applicable with respect to the Securities in lieu of the first paragraph of Section 502 of the Original Indenture (which shall be of no force and effect for the Securities).

ARTICLE FIVE.

MERGER AND CONSOLIDATION

SECTION 501. Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all its assets to any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and under the Indenture;

(ii) immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no default or Event of Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Trustee (A) an Officer’s Certificate, stating that (1) the Officer is not aware of any default or Event of Default that shall have happened and be continuing and (2) such consolidation, merger or disposition and such supplemental indenture comply with the Indenture, and (B) an Opinion of Counsel, stating that such consolidation, merger or disposition and such supplemental indenture comply with the Indenture; provided that in giving such opinion such counsel may rely on such Officer’s Certificate as to any matters of fact (including without limitation as to compliance with the foregoing clause (ii)).

For purposes of this Section 501 the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Company, which assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets of the Company; provided, however, that a Sale/Leaseback Transaction involving all or substantially all of the assets of the Company or of one or more Subsidiaries of the Company, which assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the assets of the Company on a consolidated basis, shall not be deemed to be the disposition of all or substantially all of the assets of the Company.

The Company shall be subject to this Section 501 in lieu of Sections 801 and 802 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 502. Successor Substituted.

Upon any consolidation of the Company with or merger of the Company into any other Person or any sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the assets of the Company to any Person in accordance with Section 501, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and thereafter the predecessor Company shall be released from all obligations and covenants under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Securities.

The Company shall be subject to this Section 502 in lieu of Section 803 of the Original Indenture (which shall be of no force and effect for the Securities).

ARTICLE SIX.

SUPPLEMENTS AND AMENDMENTS TO INDENTURE

SECTION 601. Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to cure any ambiguity, omission, defect or inconsistency; provided that such action pursuant to this clause (i) shall not adversely affect the interest of the Holders of the Securities in any material respect; or

(ii) to provide for uncertificated Securities in addition to or in place of certificated Securities (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code); or

(iii) to add guarantees of the Securities; or

(iv) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture; or

(v) to secure the Securities; or

(vi) to add to the covenants of the Company or additional Events of Default for the benefit of the Holders or to surrender any right or power conferred upon the Company; or

(vii) to make any other change that does not adversely affect the rights of any Holder; or

(viii) to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

(ix) to evidence and provide the acceptance and appointment of a successor trustee under the Indenture.

This Section 601 shall be applicable with respect to the Securities in lieu of Section 901 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 602. Supplemental Indentures with Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for the Securities), the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security affected thereby (with respect to any Securities held by a nonconsenting Holder of the Securities):

(i) reduce the principal amount of Securities whose Holders must consent to an amendment; or

(ii) reduce the stated rate of or extend the stated time for payment of interest on any Security; or

(iii) reduce the principal of or extend the Stated Maturity of any Security; or

(iv) change the time at which any Security may be redeemed as described in Section 801 or Article Nine; or

(v) make any Security payable in money other than that stated in the Security or change the Place of Payment where, or the coin or currency in which, any Security or interest thereon is payable; or

(vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities or for the right to convert such Securities in accordance with the Indenture; or

(vii) adversely affect the right of a Holder of a Security to require the Company to repurchase such Security pursuant to Article Nine or to convert such Security, except as otherwise allowed or contemplated by Section 501 or Section 1705 of the Original Indenture, or modify the Conversion Rate other than pursuant to Section 1002; or

(viii) make any change in the amendment provisions of the Indenture which require each Holder’s consent or in the waiver provisions of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture.

This Section 602 shall be applicable with respect to the Securities in lieu of Section 902 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 603. Execution of Supplemental Indentures.

The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities, as determined by the Trustee in its sole discretion under the Indenture or otherwise. In signing or refusing to sign any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by the Indenture, the Trustee shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by the Indenture.

SECTION 604. Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered under the Indenture shall be bound thereby (except as provided in Section 602).

SECTION 605. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to the Article shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 606. Reference in Securities to Supplemental Indentures.

Securities authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Securities so modified as to conform to any such supplemental indenture may be prepared and executed by the Company, and the Company shall issue and the Trustee shall authenticate a new Security that reflects the changed terms, the cost and expense of which will be borne by the Company in exchange for Outstanding Securities.

SECTION 607. Notice of Supplemental Indentures.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of Section 602, the Company shall give notice thereof to the Holders of each Outstanding Security affected, in the manner provided for in

Section 106 of the Original Indenture, setting forth in general terms the substance of such supplemental indenture. The failure to give such notice to all the Holders, or any defect therein, will not impair or affect the validity of the supplemental indenture.

ARTICLE SEVEN.

COVENANTS

SECTION 701. Corporate Existence.

Subject to Article Five, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and the corporate rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders. The Company shall be subject to this Section 701 in lieu of Section 1005 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 702. Compliance with Laws.

The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental regulatory authority, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

SECTION 703. Statement by Officers as to Default.

(a) The Company will deliver to the Trustee, within 90 days after the end of each fiscal year of the Company ending after the date hereof, an Officer’s Certificate, stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture (without regard to any period of grace or requirement of notice provided under the Indenture) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which he may have knowledge.

(b) The Company shall deliver to the Trustee, as soon as possible and in any event within five days after the Company becomes aware or should reasonably become aware of the occurrence or existence of a default or an Event of Default, an Officer’s Certificate setting forth the details of such default or Event of Default, and the action which the Company proposes to take with respect thereto.

The Company shall be subject to this Section 703 in lieu of Section 1004 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 704. Reporting Requirements.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide the Trustee with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

(b) So long as the Securities remain outstanding, the Company shall cause its annual report to stockholders and any other financial reports furnished by it to stockholders generally, to be mailed to the Holders at their addresses appearing in the register of Securities maintained by the Security Registrar in each case at the time of such mailing or furnishing to stockholders.

The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Company may be required to deliver to the Holders under this Section 704.

SECTION 705. Additional Covenants.

The Company will be subject to the covenants set forth in Sections 1001, 1002, 1003, 1006, 1007 and 1008 of the Original Indenture with respect to the Securities in addition to the covenants set forth in this Supplemental Indenture.

ARTICLE EIGHT.

REDEMPTION OF SECURITIES

SECTION 801. Optional Redemption.

(a) Any time on or after January 15, 2011 and prior to January 15, 2013, the Company may, at its option, redeem the Securities, in whole at any time or in part from time to time, upon notice given at least 20 days but not more than 60 days prior to the Redemption Date and otherwise in accordance with Section 1104 of the Original Indenture, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date, if the Last Reported Sale Price of the Common Stock has exceeded 135% of the Conversion Price then in effect for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Company mails the notice of redemption pursuant to Section 1104 of the Original Indenture.

(b) Except as set forth in Section 801(a), the Securities may not be redeemed at the option of the Company prior to January 15, 2013. On and after January 15, 2013, the Company may, at its option, redeem the Securities, in whole at any time or in part from time to time, on any date prior to the Stated Maturity, upon notice given at least 20 days but not more than 60 days prior to the Redemption Date and otherwise in accordance with Section 1104 of the Original Indenture, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to but excluding Redemption Date.

(c) If a Redemption Date is an Interest Payment Date, the semiannual interest on the Securities payable on such Interest Payment Date will be payable to the Holder of record as of the relevant Regular Record Date, and the Redemption Price will not include such interest payment.

SECTION 802. Applicability of Article.

Redemption of Securities at the election of the Company, as permitted by Section 801, shall be made in accordance with such Section and Article Eleven of the Original Indenture.

ARTICLE NINE.

REPURCHASE OF SECURITIES UPON A CHANGE IN CONTROL

SECTION 901. Right to Require Repurchase.

Upon the occurrence of a Change in Control, each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Securities at a Repurchase Price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) (the “Change in Control Offer”); provided, however, that notwithstanding the occurrence of a Change in Control, the Company shall not be obligated to purchase the Securities pursuant to this Article Nine in the event that it has exercised its right to redeem all of the Securities pursuant to Section 801.

SECTION 902. Notices; Method of Exercising Repurchase Rights.

Within 30 days following any Change in Control (or at the Company’s option, prior to such Change in Control but after the public announcement thereof), unless the Company has mailed a redemption notice in connection with such Change in Control as described in Section 1104 of the Original Indenture, the Company shall mail a notice to each holder with a copy to the Trustee stating:

(i) that a Change in Control has occurred or will occur and that such Holder has (or upon such occurrence will have) the right to require the Company to purchase such Holder’s Securities at a Repurchase Price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Change in Control Payment”);

(ii) the circumstances and relevant facts and financial information regarding such Change in Control;

(iii) the Conversion Rate then in effect, the date on which the right to convert the Securities will terminate and the place where such Securities may be surrendered for conversion;

(iv) the Repurchase Date (which shall be no later than 30 days from the date such notice is mailed);

(v) the instructions determined by the Company, consistent with this Article Nine, that a Holder must follow in order to have its Securities purchased or to withdraw such election; and

(vi) that, if such offer is made prior to such Change in Control, payment is conditioned on the occurrence of such Change in Control.

Any Holder who has exercised its election to have its Securities repurchased pursuant to this Article Nine shall have the right to withdraw such election at any time prior to the close of business on the Business Day next preceding the Repurchase Date by delivery of a written notice of withdrawal to the Payment Agent. Until its election has been so withdrawn, such Holder may not surrender any of such Securities for conversion.

SECTION 903. Compliance with Law.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Article Nine. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

SECTION 904. Payment.

On the Repurchase Date, the Company shall, to the extent lawful:

(i) accept for payment all Securities or portions thereof properly tendered and not withdrawn pursuant to the Change in Control Offer;

(ii) deposit by 11:00 a.m., New York City time, with the Paying Agent an amount equal to the Change in Control Payment in respect of all Securities or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions thereof being purchased by the Company.

SECTION 905. Certain Definitions.

For purposes of this Article Nine,

(a) the term “beneficial owner” shall be determined in accordance with Rule 13d-3 of the Exchange Act            , as in effect on the date of the original execution of the Indenture, promulgated by the Commission pursuant to the Exchange Act; and

(b) a “Change in Control” shall be deemed to have occurred at the time, after the Issue Date, of:

(i) the acquisition by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act as in effect on the date of the original execution of this Supplemental Indenture) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Capital Stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of Capital Stock of the Company entitled to vote generally in the election of directors (or persons holding a similar function), other than any such acquisition by the Company, any Subsidiary of the Company or any employee benefit plan of the Company; or

(ii) any consolidation of the Company with, or a merger of the Company into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer, lease or other disposition of all or substantially all of the assets of the Company to another Person (other than (A) any transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock of the Company and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors (or persons holding a similar function) of the continuing or surviving entity immediately after such transaction and (B) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

provided, however, that a Change in Control shall not be deemed to have occurred if (I) the Last Reported Sale Price of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the period of 10 consecutive Trading Days ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Securities in effect on such Trading Day or (II) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (i) and/or clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation), and as a result of such merger or consolidation, the Securities become convertible solely into such common stock.

ARTICLE TEN.

CONVERSION

SECTION 1001. Conversion Privilege.

A Holder may convert its Securities, at any time following the Issue Date and before the close of business on the Business Day immediately preceding the Stated Maturity, in whole or in part (in a denomination of $1,000 in principal amount or any integral multiple thereof), into shares of Common Stock at the Conversion Rate; provided that in the case of a Security all or part of which has been called for redemption pursuant to Article Eight or delivered for repurchase pursuant to Article Nine, such conversion right in respect to such Security or portion thereof so called or delivered shall expire at the close of business on the Business Day immediately preceding the Redemption Date or Repurchase Date, as the case may be (unless the Company shall default in the payment of the Redemption Price or Repurchase Price, as applicable, in which case such conversion right shall not terminate at such time). Except as otherwise set forth herein, the terms and provisions of Article Seventeen of the Original Indenture shall be applicable with respect to the Securities.

SECTION 1002. Adjustment of Conversion Rate.

The Conversion Rate with respect to any Security which is convertible into Common Stock shall be adjusted from time to time as follows:

(1) In case the Company shall, at any time or from time to time while any of such Securities are outstanding, (i) pay a dividend in shares of its Common Stock to holders of Common Stock, (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (iv) make a distribution in shares of Common Stock to holders of Common Stock, then the Conversion Rate in effect immediately before such action shall be adjusted so that the Holders of the Securities, upon conversion thereof into Common Stock immediately following such event, shall be entitled to receive the kind and amount of shares of Capital Stock of the Company which they would have owned or been entitled to receive upon or by reason of such event if such Securities had been converted immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this Section 1002(1) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective retroactively immediately after the effective date in the case of a subdivision or combination. For the purposes of this Section 1002(1), each Holder of Securities shall be deemed to have failed to exercise any right to elect the kind or amount of securities receivable upon the payment of any such dividend, subdivision, combination or distribution (provided that if the kind or amount of securities receivable upon such dividend, subdivision, combination or distribution is not the same for each non-electing share, then the kind and amount of securities or other property receivable upon such dividend, subdivision, combination or distribution for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

(2) In case the Company shall, at any time or from time to time while any of such Securities are outstanding, issue rights or warrants to all holders of shares of its Common Stock entitling them (for a period expiring within 45 days after the record date for such issuance) to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share less than the Current Market Price of the Common Stock at such record date (treating the price per share of the securities convertible into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into Common Stock and (ii) any additional consideration initially payable upon the conversion of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible security), the Conversion Rate with respect to such Securities shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares or securities which the aggregate offering price of the total number of shares or securities so offered for subscription or purchase (or the aggregate purchase price of the convertible securities so offered plus the aggregate amount of any additional consideration initially payable upon conversion of such securities into Common Stock) would purchase at such Current Market Price of the Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

(3) In case the Company shall, at any time or from time to time while any of such Securities are outstanding, distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the Successor Company and the Common Stock is not changed or exchanged) cash, evidences of its indebtedness, securities or other assets (excluding (i) dividends payable in shares of Common Stock for which adjustment is made under Section 1002(1), (ii) rights or warrants to subscribe for or purchase securities of the Company for which adjustment is made under Section 1002(2), and (iii) dividends or distributions paid exclusively in cash referred to in Section 1002(4)), then in each such case the Conversion Rate with respect to such Securities shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of holders of shares of Common Stock entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the date fixed for determination of holders of shares of Common Stock entitled to receive such distribution less an amount equal to the quotient of (A) the then-fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive and described in a Board Resolution filed with the Trustee) of the portion of the cash or evidences of indebtedness or securities or other assets so distributed divided by (B) the number of shares of Common Stock outstanding on the date fixed for such determination, and the denominator of which shall be such Current Market Price; provided, however, in the event that the Company makes any distribution to all holders of Common Stock consisting of Capital Stock in a Subsidiary or other business unit of the Company, the Conversion Rate shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such distribution by a fraction, the numerator of which shall be the Spin-off Market Price of the Common Stock, and the denominator of which shall be (A) the Spin-off Market Price of the Common Stock plus (B) the Spin-off Market Price of the Capital Stock of the Subsidiary or other business unit of the Company; provided further, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if a Holder of Securities would otherwise be entitled to receive such rights upon conversion at any time of such Securities into Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this Section as a dividend on the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution; and in the event that such distribution is not so made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such record date had not been fixed.

(4) In case the Company shall, at any time or from time to time while any of such Securities are outstanding, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 1705 of the Original Indenture applies or as part of a distribution referred to in Section 1002(3)), then and in each such case, immediately after the close of business on the date fixed for determination of holders of shares of Common Stock entitled to receive such distribution, the Conversion Rate with respect to such Securities shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for such determination by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (A) aggregate amount of such cash distribution divided by (B) the number of shares of Common Stock outstanding on the date fixed for such determination, and the denominator of which shall be the Current Market Price of the Common Stock on the date fixed for such determination.

(5) In case a tender offer made by the Company or any of its Subsidiaries for all or any portion of the Common Stock shall expire and any such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based upon the acceptance (up to any maximum specified in the terms of the tender offer) of purchased shares) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive) that, combined together with:

(i) the aggregate of cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Trustee), as of the expiration of such tender offer, of consideration payable in respect of any other tender offer by the Company or any of its Subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 1002(4) has been made, and

(ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 1002(4) has been made (the amount of such cash distribution together with the amounts described in clause (i) above and this clause (ii) being referred to herein as the “Aggregate Tender Distribution Amount”), exceeds 10% of the product of (x) the Current Market Price of the Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender offer (as it may be amended), times (y) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate with respect to such Securities shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction, the numerator of which shall be equal to the product of (A) the Current Market Price of the Common Stock on the date of the Expiration Time multiplied by (B) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time, less the Aggregate Tender Distribution Amount, and the denominator of which shall be equal to the product of (A) the Current Market Price of the Common Stock on the date of the Expiration Time multiplied by (B) the difference between the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time and the number of all shares validly tendered and not withdrawn as of the Expiration Time.

(6) The Company shall be entitled to make such additional adjustments in the Conversion Rate, in addition to those required by subsections 1002(1), 1002(2), 1002(3), 1002(4) and 1002(5), as it shall consider necessary in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of shares of Common Stock or any issuance of rights or warrants referred to above shall not be taxable to the holders of Common Stock for United States Federal income tax purposes.

(7) In any case in which this Section 1002 shall require that any adjustment be made effective as of or retroactively immediately following a record date, the Company may elect to defer (but only for five (5) Trading Days following the filing of the statement referred to in Section 1003) issuing to the Holder of any Securities converted after such record date the shares of Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Common Stock and other capital stock of the company issuable upon such conversion on the basis of the Conversion Rate prior to adjustment; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(8) All calculations under this Section 1002 shall be made to the nearest cent or one-hundredth of a share or security, with one-half cent and 0.005 of a share, respectively, being rounded upward. Notwithstanding any other provision of this Section 1002, the Company shall not be required to make any adjustment of the Conversion Rate unless such adjustment would require an increase or decrease of at least 1.0% of such rate. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% in such rate. Any adjustments under this Section 1002 shall be made successively whenever an event requiring such an adjustment occurs.

(9) In the event that at any time, as a result of an adjustment made pursuant to this Section 1002, the Holder of any Security thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Company other than shares of Common Stock into which the Securities originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Security shall be subject to adjustment from time to tine in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Article Ten with respect to the Common Stock shall apply on like or similar terms to any such other shares and the determination of the Board of Directors as to any such adjustment shall be conclusive.

(10) No adjustment shall be made pursuant to this Section, subject to Section 1002(7) hereof, with respect to any Security that is converted prior to the time such adjustment otherwise would be made. No such adjustment need be made if Holders will otherwise participate in the transaction without conversion on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No such adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or additional optional cash amounts. No such adjustment need be made upon the issuance of any Common Stock or options or rights to purchase Common Stock pursuant to any current or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries. No such adjustment need be made upon the issuance of any Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding sentence and outstanding as of the Issue Date, including the Company’s 4.75% Convertible Senior Notes due 2008 and the 7¼% Mandatorily Redeemable Convertible Preferred Securities of its Subsidiary, Hanover Compressor Capital Trust.

(11) To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days, the increase is irrevocable during such period, and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive and described in a Board Resolution filed with the Trustee; provided, however, that no such increase shall be taken into account for purposes of determining whether the Last Reported Sale Price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which would otherwise be a Change in Control. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall give notice of the increase to the Holders in the manner provided in Section 106 of the Original Indenture at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

This Section 1002 shall be applicable with respect to the Securities in lieu of Section 1704 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 1003. Notice of Adjustment of the Conversion Rate.

Whenever an adjustment in the Conversion Rate with respect to a series of Securities is required:

(1) the Company shall compute the adjusted Conversion Rate in accordance with Section 1002 and forthwith place on file with the Trustee and any Conversion Agent for such Securities a certificate of the Treasurer or chief financial or accounting officer of the Company, stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment, such certificate to be conclusive evidence that the adjustment is correct, absent manifest error; and

(2) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed, first class postage prepaid, by the Company to the Holders of such Outstanding Securities at their last addresses as they shall appear in the Security Register.

SECTION 1004. Listing of Common Stock; Par Value of Stock.

(a) The Company will endeavor to list the shares of Common stock required to be delivered upon conversion of the Securities prior to such delivery upon the principal national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

(b) The Company agrees that all shares of Common Stock which may be issued upon conversion of the Securities will, upon issuance, have been duly authorized and validly issued and will be fully paid and nonassessable and, except as provided in Section 1707 of the Original Indenture, the Company will pay all taxes, liens and charges with respect to the issue thereof.

SECTION 1005. Company Determination Final.

Any determination that the Company or the Board of Directors must make pursuant to this Article is conclusive and binding upon the Holders, absent manifest error.

ARTICLE ELEVEN.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1101. Company’s Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option, at any time, with respect to the Securities, elect to have either Section 1102 or Section 1103 be applied to all Outstanding Securities upon compliance with the conditions set forth in this Article Eleven.

SECTION 1102. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 1101 of the option applicable to this Section 1102, the Company shall be deemed to have been discharged from its obligations with respect to all Outstanding Securities on the date the conditions set forth in Section 1104 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Securities, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1105 and the other Sections of the Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Securities and the Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged under the Indenture: (i) the rights of Holders of Outstanding Securities to receive, solely from the trust fund described in Section 1104 and as more fully set forth in such Section, payments in respect of the principal of, and interest on, such Securities when such payments are due, (ii) the Company’s obligations with respect to such Securities under Sections 304, 305, 306, 1002 and 1003 of the Original Indenture, (iii) the rights of the Holders of Outstanding Securities to convert such Securities into Common Stock pursuant to Article Ten, (iv) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and the Company’s obligations in connection therewith, and (v) this Article Eleven.

If the Company exercises its Legal Defeasance Option, payment of the Securities may not be accelerated because of an Event of Default.

Subject to compliance with this Article Eleven, the Company may exercise its option under this Section 1102 notwithstanding the prior exercise of its option under Section 1103 with respect to the Securities.

This Section 1102 shall be applicable with respect to the Securities in lieu of Section 1502 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 1103. Covenant Defeasance.

Upon the Company’s exercise under Section 1101 of the option applicable to this Section 1103, the Company may terminate (a) its obligations under any covenant contained in Sections 701 through 704, except Section 703(a), and (b) the operation of Section 401(v), Section 401(vi) (with respect only to Significant Subsidiaries), Section 401(vii) (with respect only to Significant Subsidiaries), and Section 401(viii), with respect to the Outstanding Securities on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Securities shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes under the Indenture (it being understood that such Securities will not be outstanding for accounting purposes). If the Company exercises its Covenant Defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified under Section 401(iv), (v), (vi) (with respect only to Significant Subsidiaries), (vii) (with respect only to Significant Subsidiaries), or (viii). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such covenant or by reason of any reference in any such covenant to any other provision therein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 401(iv), but, except as specified above, the remainder of the Indenture and such Securities shall be unaffected thereby.

This Section 1103 shall be applicable with respect to the Securities in lieu of Section 1503 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 1104. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to application of either Section 1102 or Section 1103 to the Outstanding Securities:

(i) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 609 of the Original Indenture who shall agree to comply with the provisions of this Article Eleven applicable to it) as trust funds, money or U.S. Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, and interest due on, the Outstanding Securities on the Stated Maturity or on the applicable Redemption Date as the case may be, of such principal, or interest on, the Outstanding Securities;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the date of this Supplemental Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States (which opinion may be subject to customary assumptions and exclusions) shall confirm that, the Holders of the Outstanding Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) confirming that the Holders of the Outstanding Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 121st day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound;

(vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

(vii) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(viii) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(ix) the Company shall have delivered to the Trustee the opinion of a nationally recognized firm of independent public accountants stating the matters set forth in paragraph (i) above.

This Section 1104 shall be applicable with respect to the Securities in lieu of Section 1504 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 1105. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to the provisions of the last paragraph of Section 1003 of the Original Indenture, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1105, the “Trustee”) pursuant to Section 1104 in respect of the Outstanding Securities shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 1104 or the principal and interest received in respect thereof.

Anything in this Article Eleven to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 1104 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article.

This Section 1105 shall be applicable with respect to the Securities in lieu of Section 1505 of the Original Indenture (which shall be of no force and effect for the Securities).

SECTION 1106. Reinstatement.

If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1105 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 1102 or 1103, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 1105; provided, however, that if the Company makes any payment of principal of, or interest on, any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

This Section 1106 shall be applicable with respect to the Securities in lieu of Section 1506 of the Original Indenture (which shall be of no force and effect for the Securities).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

HANOVER COMPRESSOR COMPANY

By /s/ John E. Jackson

Name: John E. Jackson
Title: Senior Vice President and Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By /s/ R. Douglas Milner

Name: R. Douglas Milner
Title: Vice President

EXHIBIT A

FORM OF SECURITY

[Global Legend, if applicable]

No. [ ]	$[ ]

CUSIP NO.

HANOVER COMPRESSOR COMPANY

4.75% CONVERTIBLE SENIOR NOTE DUE 2014

Hanover Compressor Company, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [                                         ], or registered assigns, the principal sum of [                                             ] Dollars on January 15, 2014, and to pay interest thereon from December 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on January 15 and July 15 in each year, commencing July 15, 2004, at the rate of 4.75% per annum, until the principal hereof is paid or made available for payment, provided that any principal, and any such installment of interest, which is overdue shall bear interest at the rate of 4.75% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest on Securities in definitive form may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS Whereof, the Company has caused this instrument to be duly executed.

HANOVER COMPRESSOR COMPANY

By:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION.

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory

Dated:                          , 200

[FORM OF REVERSE SIDE OF SECURITY]

4.75% CONVERTIBLE SENIOR NOTE DUE 2014

1. Interest

Hanover Compressor Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually in cash and in arrears to Holders of record at the close of business on the January 1 and July 1 immediately preceding the Interest Payment Date on January 15 and July 15 of each year, commencing on July 15, 2004. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from December 15, 2003. The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By at least 11:00 a.m. (New York City time) on the date on which any principal of or interest on the Securities is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the January 1 or July 1 next preceding the Interest Payment Date even if the Securities are cancelled, repurchased or redeemed after the record date and on or before the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay interest on any Security in definitive form by check payable in such money. It may mail an interest check to a Holder’s registered address. Upon written application by the Holder of Securities aggregating more than $2.0 million in principal amount to the Paying Agent not later than the relevant record date, the Company will pay interest on such Securities by transfer of immediately available funds to a Dollar account maintained by such Holder with a bank in the United States.

3. Trustee, Paying Agent, Conversion Agent and Security Registrar

Initially, Wachovia Bank, National Association, a national banking association (the “Trustee”), will act as Trustee, Paying Agent, Conversion Agent and Security Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Security Registrar or co-registrar without notice to any Holder. The Company may act as Paying Agent, Security Registrar or co-registrar.

4. Indenture

The Company issued the Securities under the Second Supplemental Indenture dated as of December 15, 2003 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Supplemental Indenture”), between the Company and the Trustee to the Senior Indenture dated as of December 15, 2003 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture” and, as amended and supplemented by the Supplemental Indenture, the “Indenture”). For the sake of clarity, each reference to the Indenture shall mean the Original Indenture as amended by the Supplemental Indenture, and future amendments and supplements, the provisions of which relate to the Securities and not future issuances of debt securities under the Original Indenture other than these Securities. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general unsecured senior obligations of the Company and are limited to an aggregate principal amount of $143,750,000.

5. Optional Redemption

At any time on or after January 15, 2011 and prior to January 15, 2013, the Company may, at its option, redeem the Securities, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date, if the Last Reported Sale Price of the Common Stock has exceeded 135% of the Conversion Price then in effect for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Company mails the notice of redemption pursuant to Section 1104 of the Original Indenture.

Except as set forth in the previous paragraph, the Securities may not be redeemed at the option of the Company prior to January 15, 2013. On and after January 15, 2013, the Company may, at its option, redeem the Securities, in whole at any time or in part from time to time, on any date prior to the Stated Maturity, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to but excluding Redemption Date.

If a Redemption Date is an Interest Payment Date, the semiannual interest on the Securities payable on such Interest Payment Date will be payable to the Holder of record as of the relevant Regular Record Date, and the Redemption Price will not include such interest payment.

6. Notice of Redemption

Notice of redemption will be mailed at least 20 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at his registered address. Securities in denominations of principal amount larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7. Put Provisions

Upon a Change in Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a Repurchase Price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the Repurchase Date as provided in, and subject to the terms of, the Indenture.

8. Conversion

A Holder may convert its Securities, at any time following the Issue Date and before the close of business on the Business Day immediately preceding the Stated Maturity, in whole or in part (in a denomination of $1,000 in principal amount or any integral multiple thereof), into shares of Common Stock at the Conversion Rate; provided that in the case of a Security all or part of which has been called for redemption as described in paragraph 5 above or delivered for repurchase pursuant to paragraph 7 above, such conversion right in respect to such Security or portion thereof so called or delivered shall expire at the close of business on the Business Day immediately preceding the Redemption Date or Repurchase Date, as the case may be (unless the Company shall default in the payment of the Redemption Price or Repurchase Price, as applicable, in which case such conversion right shall not terminate at such time).

The Conversion Rate is initially equal to 66.6667 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment in certain events described in the Indenture. In addition the Company may increase the Conversion Rate for any period of at least 20 days upon at least 15 days’ notice. The Company shall deliver cash or a check in lieu of any fractional share of Common Stock.

If the Company is a party to a consolidation, merger or sale of assets, then at the effective time of such transaction the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another Person.

9. Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law. The Security Registrar need not register the transfer of or exchange of any Security selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities during a period beginning 15 days before a selection of Securities to be redeemed and ending on the date of such selection.

10. Persons Deemed Owners

The registered holder of this Security may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12. Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or Stated Maturity, as the case may be.

13. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount of the Outstanding Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Securities to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article Four of the Supplemental Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities or to secure the Securities, or to add additional covenants or Events of Default or surrender rights and powers conferred on the Company, or to comply with any requirement of the Commission in connection with qualifying the Indenture under the Trust Indenture Act, or to make any other change that does not adversely affect the rights of any Holder.

14. Defaults and Remedies

Under the Indenture, Events of Default include (i) a default in any payment of interest on any Security when due, continued for 30 days, (ii) a default in the payment of principal of any Security when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under Section 501 of the Supplemental Indenture, (iv) the failure by the Company (A) to give away notice required by Section 902 of the Supplemental Indenture, (B) to make any required Change of Control Payment or (C) to comply for 60 days after notice with its other agreements contained in the Securities or the Indenture, (v) the failure by the Company or any Subsidiary to pay any indebtedness for money borrowed within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $20.0 million,

(vi) certain events of bankruptcy, insolvency or reorganization of the Company, a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, or (vii) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $20.0 million against the Company or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default or Event of Default (except a default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interests.

15. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

16. Calculations in Respect of the Securities

The Company shall be responsible for making all calculations called for under the Securities. These calculations shall include, without limitation, determination of accrued interest payable, the Last Reported Sale Price of Common Stock and the Conversion Price or Rate. The Company shall make such calculations in good faith and, absent manifest error, such calculations shall be final and binding on the Holders. The Company shall provide a schedule of such calculations to the Trustee, Paying Agent and Conversion Agent, who may conclusively rely on such calculations without independent verification. The Trustee will forward such calculations to any Holder upon its request.

17. No Recourse Against Others

A director, officer, employee, incorporator, limited partner, member or stockholder, as such, of the Company shall not have any liability for any obligations of the

Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18. Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Hanover Compressor Company

12001 North Houston Rosslyn

Houston, Texas 77086

Attention: Treasurer

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other signature guarantee medallion program as may be approved by the Security Registrar in addition to or substitution for, STAMP), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Article Nine of the Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Article Nine of the Supplemental Indenture, state the amount in principal amount (must be integral multiple of $1,000):

$

Date:	Your Signature

(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in the Securities Transfer Agents Medallion Program (“STAMP”) or such other signature guarantee medallion program as may be approved by the Security Registrar in addition to or substitution for STAMP, pursuant to S.E.C. Rule 17Ad-15.

CONVERSION NOTICE

To: Hanover Compressor Company

The undersigned owner of this Security hereby: (i) irrevocably exercises the option to convert this Security, or the portion hereof below designated, for shares of Common Stock of Hanover Compressor Company in accordance with the terms of the Indenture referred to in this Security and (ii) directs that such shares of Common Stock deliverable upon the conversion, together with any check in payment for fractional shares and any Security(ies) representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares are to be delivered registered in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Security.

Date
Signature

Fill in for registration of shares if to be delivered, and of Securities if to be issued, otherwise than to and in the name of the registered holder.

Social Security or other Taxpayer Identification Number

(Name)

(Street Address)

(City, State and Zip Code) (Please print name and address)

Principal amount to be converted: (if less than all)

$

Signature Guarantee*

*Participant in a recognized Signature Guarantee Medallion Program (or other signature acceptable to the Trustee).